As filed with the Securities and Exchange Commission on December 15, 2009
Registration No. 333-156793

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HEALTHMARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2044750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9151 Boulevard 26
North Richland Hills, Texas 76180
(Address of principal executive offices)

Amended and Restated HealthMarkets, Inc. Agents’ Total Ownership Plan
Amended and Restated HealthMarkets, Inc. Agency Matching Total Ownership Plan
Amended and Restated HealthMarkets, Inc. Agents’ Contribution to Equity Plan
Amended and Restated HealthMarkets, Inc. Matching Agency Contribution Plan
(Full title of the plans)

Steven P. Erwin
Executive Vice President and Chief Financial Officer
HealthMarkets, Inc.
9151 Boulevard 26
North Richland Hills, Texas 76180
(817) 255-5200
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Peggy G. Simpson
Corporate Secretary
HealthMarkets, Inc.
9151 Boulevard 26
North Richland Hills, Texas 76180
(817) 255-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SHARES
     Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-156793) filed on January 16, 2009 is filed in order to deregister securities remaining under such Registration Statement.
     On January 16, 2009, the Registrant filed a Registration Statement on Form S-8 (File No. 333-156793) to register an aggregate of 3,000,000 shares of Class A-2 Common Stock issuable under the Amended and Restated HealthMarkets, Inc. Agents’ Total Ownership Plan, the Amended and Restated HealthMarkets, Inc. Agency Matching Total Ownership Plan, the Amended and Restated HealthMarkets, Inc. Agents’ Contribution to Equity Plan, and the Amended and Restated HealthMarkets, Inc. Matching Agency Contribution Plan (collectively, the “Prior Plans”). On December 14, 2009, the Registrant’s board of directors approved the adoption of the HealthMarkets, Inc. InVest Stock Ownership Plan (the “New Plan”), effective as of January 1, 2010 (the “Effective Date”). As of the Effective Date, no shares of Class A-2 Common Stock will be issued under the Prior Plans and therefore, the shares of Class A-2 Common Stock that were available for issuance under the Prior Plans as of the Effective Date but had not been issued as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the Prior Plans but instead will be issuable under the New Plan. As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 3,000,000 Remaining Shares.
     This Post-Effective Amendment No. 1 is being filed to deregister the Remaining Shares. The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register shares of Class A-1 Common Stock and Class A-2 Common Stock issuable under the New Plan and to carry over the filing fees for the Remaining Shares.
     In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed to carry over the registration fees paid for the Remaining Shares from the Registration Statement on Form S-8 (File No. 333-156793), filed for the Prior Plans, to the Registration Statement on Form S-8 filed for the New Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 on Form S-8 Registration Statement and has duly caused this Post-Effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Richland Hills, State of Texas, on December 15, 2009.

HEALTHMARKETS, INC.
By:	/s/ Steven P. Erwin
	Name:	Steven P. Erwin
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip J. Hildebrand and Steven P. Erwin, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities indicated on December 14, 2009.

Signature	Title

/s/ Phillip J. Hildebrand Phillip J. Hildebrand	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Steven P. Erwin Steven P. Erwin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Connie Palacios Connie Palacios	Vice President, Controller & Principal Accounting Officer
/s/ Chinh E. Chu Chinh E. Chu	Chairman of the Board of Directors
/s/ Jason K. Giordano Jason K. Giordano	Director
/s/ Adrian M. Jones Adrian M. Jones	Director
/s/ Mural R. Josephson Mural R. Josephson	Director
/s/ David K. McVeigh David K. McVeigh	Director
/s/ Sumit Rajpal Sumit Rajpal	Director
/s/ Steven J. Shulman Steven J. Shulman	Director
/s/ Ryan M. Sprott Ryan M. Sprott	Director